Exhibit 99.1

For Immediate Release

The Coast Distribution System, Inc. Reports Improved Second Quarter 2013 Results

MORGAN HILL, Calif., August 14, 2013 – The Coast Distribution System, Inc. (NYSE MKT: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV) and outdoor recreation industries, today reported financial results for the second quarter and six months ended June 30, 2013.

Coast reported significant improvement in its financial results for the second quarter of 2013, as it increased its net income in the quarter by 117.7%, to $1.1 million, or $0.23 per diluted share, up from $0.5 million, or $0.11 per diluted share, in the second quarter of 2012. This improvement was due primarily to increases in net sales and gross profits in this year’s second quarter as compared to the same quarter of 2012, partially offset by an increase in selling, general and administrative (SG&A) expenses.

Net sales for the quarter increased 4.3%, to $35.6 million, compared to net sales of $34.1 million in the second quarter of 2012, primarily as a result of strengthening economic conditions and increasing consumer confidence, which led to increased purchases of RVs and increased sales of Coast’s products. In addition, Coast has been slowly reducing its presence in the marine aftermarket this year. As a result, the increase in overall net sales reflects stronger growth in RV market sales offset by a decrease in sales to the marine market. Also contributing to the increase in net sales in this year’s second quarter were increased sales of Coast’s higher margin proprietary products to specialty retailers and mass merchandisers, which represents a relatively new distribution channel for the Company.

Gross profit in the second quarter of 2013 increased by $1.5 million, to $7.1 million, resulting in an increase in gross margin to 20.1% from 16.4% in the same quarter of 2012. This increase was due primarily to a change in the mix of products sold, which now includes a higher volume of proprietary products that result in higher gross margin realization, as well as the implementation of selected price increases and improved operating leverage on fixed warehousing costs. SG&A increased by $355,000, or 7.4%, to $5.1 million in this year’s second quarter, from $4.8 million in the same quarter of 2012. The increased SG&A expenses were primarily attributable to the ongoing execution of new marketing initiatives, including new marketing programs designed to increase sales to specialty retailers and mass merchandisers, and growth in the Company’s sales force to increase sales and gain market share. Given the improvements in sales and margins, Coast’s operating income for the second quarter more than doubled to $2.0 million from $0.8 million in the second quarter of 2012.

For the first six months of 2013, Coast reported a net profit of $158,000, or $0.03 per diluted share compared to a net loss of $841,000, or $0.18 per diluted share, for the first six months of 2012. Net sales increased 4.5% to $61.0 million from $58.4 million in the same six months of 2012. The increased sales resulted in a $2.3 million, or 26%, increase in gross profits to $11.3 million in the first six months of 2013 from $9.0 million in the same period of 2012. The increase in gross profits was partially offset by a $737,000, or 7.5%, increase in SG&A expenses in the six months ended June 30, 2013. As a result of these factors, Coast reported operating income of $0.8 million in the first six months of 2013 compared to an operating loss of $0.8 million for the first six months of 2012.

“We have maintained a strategic focus on growing market share and focusing on expanding sales of our higher-margin proprietary products. In the second quarter that strategy began to pay off as we saw a 27% improvement in gross profit on a much smaller increase in net sales, highlighting the profit opportunity associated with our proprietary products and new market channels. We have also seen gathering momentum in the RV market as consumers have continued to engage in the RV lifestyle, which is a strong driver for our business,” said Coast’s Chief Executive Officer Jim Musbach. “Through the first six months of 2013, overall RV shipments as reported by RVIA increased by 12.9%, while motorhome shipments have grown an impressive 33.6%, providing a foundation for improved sales and bottom-line results for our business during the remainder of the year. We remain committed to our strategic goal for 2013 of returning to profitability through continued investment in our higher-margin proprietary products. We plan to establish new product supply relationships, including relationships that enable us to increase the products that we source from lower cost, but high-quality, overseas suppliers, to support our growth strategy as we focus on our rapidly recovering core RV market. All of these factors make us confident about our ability to achieve our profit goals for the full year.”

The Coast Distribution System

August 14, 2013

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV) and outdoor recreation markets. Coast supplies more than 10,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the NYSE MKT under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial condition expected at the current time as set forth in those forward looking statements. Those risks and uncertainties include the possible occurrence of declines in discretionary income and loss of confidence among consumers regarding economic conditions, a tightening in the availability of and increases in the cost of consumer credit, increases in the costs of and shortages in the supply of gasoline, and unusually severe or extended winter weather conditions, all of which can adversely affect the willingness and ability of consumers to purchase and use RVs and, therefore, their need for the products we sell. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV dealers which could significantly reduce the number of aftermarket customers who purchase products from us in the future; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions and which heightens liquidity risks for our business; further increases in price competition within our markets that could further reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks to which our business is subject, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the Securities and Exchange Commission on March 29, 2013, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report.

Due to these and other possible uncertainties and risks to which our business is subject, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2012 Annual Report, whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the NYSE MKT.

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Contacts:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Tryka, CFA

Lambert, Edwards & Associates

616-233-0500 / jtryka@lambert-edwards.com

The Coast Distribution System

August 14, 2013

THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$35,565	$34,115	$60,962	$58,363
Cost of sales, including distribution costs	28,427	28,506	49,622	49,345

Gross profit	7,138	5,609	11,340	9,018
Selling, general and administrative expenses	5,142	4,787	10,513	9,776

Operating income (loss)	1,996	822	827	(758)
Other (income) expense
Interest	185	149	358	288
Other	(5)	20	11	11

	180	169	369	299

Earnings(loss) before income taxes	1,816	653	458	(1,057)
Income tax provision (benefit)	719	149	300	(216)

Net earnings (loss)	$1,097	$504	$158	$(841)

Basic earnings(loss) per share	$0.23	$0.11	$0.03	$(0.18)

Diluted earnings(loss) per share	$0.23	$0.11	$0.03	$(0.18)

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	June 30,	June 30,
	2013	2012
ASSETS
Cash	$221	$3,238
Accounts receivable, net	13,492	13,273
Inventories, net	31,429	31,259
Other current assets	2,563	2,469

Total Current Assets	47,705	50,239
Property, Plant & Equipment, net	1,175	1,266
Other Assets	2,918	2,803

Total Assets	$51,798	$54,308

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$5,811	$6,848
Checks written in excess of cash	1,264	—
Accrued liabilities	3,441	3,413

Total Current Liabilities	10,516	10,261
Long-Term Debt	12,513	14,394
Total Stockholders’ Equity	28,769	29,653

Total Liabilities and Stockholder’s Equity	$51,798	$54,308